Exhibit 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933; AS AMENDED (THE “ACT”), OR ANY APPLICABLE -STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE STOCK

Corporation:	SCANSCOUT, INC., a Delaware corporation
Number of Shares:	37,112 (subject to Section 1.6)
Class of Stock:	Series A-1 Preferred Stock (subject to Section 1.6)
Initial Exercise Price:	$1,3473 (subject to Section 1.6)
Issue Date:	February 6, 2008
Expiration Date:	February 6, 2015 (subject to Section 5.1)

THIS WARRANT TO PURCHASE STOCK (“WARRANT”) CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, COMERICA BANK, a Texas banking association, or its assignee (“Holder”), is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of SCANSCOUT, INC., a Delaware corporation (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1.                           EXERCISE.

1.1                               Method of Exercise.  On or before the Expiration Date (subject to Section 5.1 hereof), holder may exercise this Warrant by delivering this Warrant-and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company.  Holder shall also deliver to the Company a check or wire for the aggregate Warrant Price for the Shares being purchased.

1.2                               Reserved.

1.3                               Delivery of Certificate and New Warrant.  Within 45 days after Holder exercises this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new warrant representing the Shares not so acquired.

1.4                               Replacement of Warrants.  On receipt by the Company of reasonable evidence of the loss, theft, destruction or mutilation of this Warrant, and in the case of loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.5                               Acquisition of the Company.

1.5.1                     “Acquisition”.  For the purpose of this Warrant, “Acquisition” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or (b) any reorganization, consolidation, merger or sale of the voting securities of the Company or any other transaction where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.5.2                     Treatment of Warrant in the event of an Acquisition.  The Company shall give Holder written notice at least 20 days prior to the closing of any proposed Acquisition.  The Company will use its best efforts to cause the acquirer of the Company under the Acquisition (the “Acquirer”) to assume this Warrant as a part of the Acquisition.

1.

(a)                                 If the Acquirer assumes this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing.  The Warrant Price shall be adjusted accordingly, and the Warrant Price and number and class of Shares shall continue to be subject to adjustment from time to time in accordance with the provisions hereof.

(b)                                 If the Acquirer refuses to assume this Warrant in connection with the Acquisition, the Company shall give Holder an additional written notice at least ten (10) days prior to the closing of the Acquisition of such fact.  In such event, notwithstanding any other provision of this Warrant to the contrary, Holder may immediately exercise this Warrant in the manner specified in this Warrant with such exercise effective immediately prior to closing of the Acquisition.  If Holder elects not to exercise this Warrant, then this Warrant will terminate immediately prior to the closing of the Acquisition.  Notwithstanding any other provision of this Warrant to the contrary if the Acquirer refuses to assume this Warrant in connection with such Acquisition, other than in connection with an Excluded Acquisition (as defined below), then effective immediately as of the date that is ten (10) days prior to the closing of such Acquisition, the Warrant Price shall be automatically adjusted, without further action of any party, to $0.01 per share.  As used herein, an “Excluded Acquisition” means, an Acquisition where the consideration that the holders of the Shares are entitled to receive on account of the Shares consists entirely of cash and/or shares of common stock that are publicly traded and listed on a national exchange and where the shares, if any, receivable by the Holder of this Warrant were the Holder to exercise this Warrant in full immediately prior to the closing of such Acquisition may be publicly re-sold by the Holder in their entirety within the three (3) months following such closing pursuant to Rule 144 or an effective registration statement under the Securities Act of 1933.

1.6                               Adjustment in Underlying Preferred Stock Price and Exercise Price.  The number of Shares subject to this Warrant shall equal (A) the Coverage Amount (as may be adjusted from time to time pursuant to this Warrant), divided by (B) the Warrant Price (as may be adjusted from time to time pursuant to this Warrant).  If a Qualified Financing (as defined below) occurs, this Warrant shall, concurrent with the first issuance of shares of preferred convertible stock in such Qualified Financing, automatically be adjusted to instead be exercisable for shares of the same series and class and bearing the same rights, preferences, and privileges as the preferred convertible stock issued in such Qualified Financing.  As used herein, the following terms have the meanings given below:

1.6.1                     “Coverage Amount” means the product of (A) 0.02, multiplied by (B) the aggregate amount of all Term Loans (as that term is defined in the Loan Agreement) requested and funded from time to time pursuant to the Loan Agreement.

1.6.2                     “Loan Agreement” means the Loan and Security Agreement, dated as of the date hereof, by and between Holder and the Company, as amended, modified and restated from time to time.

1.6.3                     “Qualified Financing” means the first closing of any transaction or series of related transactions occurring after the date hereof, in which the Company sells and issues to any investor(s), preferred convertible stock for aggregate gross proceeds of at least $2,000,000 (with aggregate gross proceeds to include the amounts that the investors in such financing have committed to invest in the Company, in accordance with the terms of the financing documents after the initial closing under such documents).

1.6.4                     “Warrant Price” means, initially, $1.3473, provided however, in the event that a Qualified Financing occurs, the Warrant Price shall he automatically adjusted to equal the lowest per share purchase price paid by any investor for the stock issued in such Qualified Financing.

ARTICLE 2.                           ADJUSTMENTS TO THE SHARES.

2.1                               Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive,-without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.

2.2                               Reclassification, Exchange or Substitution.  Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event.  Such an event shall include any automatic, conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation, as amended from time to time (the “Company Certificate of Incorporation”) upon the closing of a registered public offering of the Company’s common stock.  The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property.  The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant.  The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3                               Adjustments for Combinations, Etc..  If the outstanding Shares are combined or consolidated, by reclassification, reverse split or otherwise, into a lesser Number of Shares, the Warrant Price shall he proportionately increased and the number of Shares issuable under this Warrant shall be proportionately decreased.  If the outstanding Shares are split or multiplied, by reclassification or otherwise, into a greater Number of Shares, the Warrant Price shall be proportionately decreased and the number of Shares issuable under this Warrant shall be proportionately increased.

2.4                               Adjustments for Diluting Issuances.  The Warrant Price and the Number of Shares issuable upon exercise of this Warrant shall be subject to adjustment, from time to time, in the manner set forth on Exhibit A, if attached, in the event of Diluting Issuances (as defined on Exhibit A).

2.5                               No Impairment.  The Company shall not, by amendment of the Company Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger; dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article 2 against impairment.  The foregoing notwithstanding, the Company shall not be deemed to have impaired Holder’s rights if it amends the Company Certificate of Incorporation, or the holders of the Company’s preferred stock waive their rights thereunder, in a manner that does not (individually or when considered in the context of any other actions being taken in connection with any such amendments or waivers) affect Holder in a manner different from the effect that such amendments or waivers have on the rights of other holders of the Shares.

2.6                               Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate signed by its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based.  The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.7                               Fractional Shares.  No fractional Shares shall be issuable upon exercise of this Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share.  If a fractional share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value, as determined by the Company’s Board of Directors, of a full Share.

ARTICLE 3.                           REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1                               Representations and Warranties.  The Company hereby represents and warrants to, and agrees with, the Holder as follows:

3.

3.1.1                     The initial Warrant Price referenced on the first page of this Warrant is not greater than the lowest price at which any Shares have been sold prior to the Issue Date.

3.1.2                     All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.1.3                     The Company’s capitalization table attached to this Warrant is true and complete as of the Issue Date.

3.2                               Notice of Certain Events.  If the Company proposes at any time (a) to declare any dividend or distribution upon its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of stock will be entitled to exchange their stock for securities or other property deliverable upon the occurrence of such event).

3.3                               Information Rights.  So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiques to the stockholders of the Company, (b) within one hundred fifty (150) days after the end of each fiscal year of the Company (or such longer period as may be approved by the Board in connection with the Company’s obligations to deliver such information to other Company stockholders pursuant to the Amended and Restated Investor Rights Agreement, dated as of April 24, 2007 by and among the Company and the investors party thereto (the “Investor Rights Agreement”)) the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.  The information rights set forth in this Section 3.3 shall terminate and be of nor further force or effect upon the earlier to occur of (i) the closing of Company’s initial underwritten public offering of its securities to the general public pursuant to an effective registration statement filed by Company under the Act, (ii) Company becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (iii) such time as the Company has no contractual obligation to deliver such information to any of its other stockholders.

3.4                               Registration Under Securities Act of 1933, as amended.  The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock; shall be subject to the registration rights set forth on Exhibit B.

ARTICLE 4.                           INVESTMENT REPRESENTATIONS AND COVENANTS OF HOLDER.

With respect to the acquisition of this Warrant and any of the Shares, Holder hereby represents and warrants to, and agrees with, the Company as follows:

4.1                               Purchase Entirely for Own Account.  This Warrant is issued to Holder in reliance upon Holder’s representation to the company that this Warrant and the Shares will be acquired for investment for Holder’s, or its affiliate’s, own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof other than to an affiliate, and that Holder has no present intention of selling, granting any participation in, or otherwise distributing the same other than to an affiliate.  By executing this Warrant, Holder further represents that Holder does not have any contract, undertaking, agreement or arrangement with any person, other than an affiliate, to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.

4.

4.2                               Reliance upon Holder’s Representations.  Holder understands that this Warrant and the Shares are not registered under the Act on the mound that the issuance of such securities is exempt from registration under the Act, and that the Company’s reliance on such exemption is predicated on Holder’s representations set forth herein.

4.3                               Accredited Investor Status.  Holder represents to the Company that Holder is an Accredited Investor (as defined in the Act).

4.4                               Restricted Securities.  Holder understands that this Warrant and the Shares are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such federal securities laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

ARTICLE 5.                           MISCELLANEOUS.

5.1                               Term; Exercise Upon Expiration:  Subject to earlier termination pursuant to Section 1.5 hereof, this Warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that if the Company completes its initial public offering within the three-year period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until the third anniversary of the effective date of the Company’s initial public offering.  The Company shall give Holder written notice of Holder’s right to exercise this Warrant not less than 90 days before the Expiration Date.  If the notice is not so given, the Expiration Date shall automatically be extended until 90 days after the date the Company delivers such notice to Holder.

5.2                               Legends.  This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE “ACT”), OR ANY APPLICABLE .STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS INCLUDING A “MARKET STAND-OFF” PERIOD IN THE EVENT OF A PUBLIC OFFERING.

5.3                               Compliance with Securities Laws on Transfer.  This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.

5.4                               Transfer Procedure.  Subject to the provisions of Section 5.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of this Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may transfer all or part of this Warrant to its affiliates, including, without limitation, Comerica Incorporated, at any time without notice or the delivery of any other instrument to the Company, and such affiliate shall then be entitled to all the rights of Holder under this Warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this Warrant is issued in the name of the affiliate that exercises this Warrant.  The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns.  Unless the Company is filing financial information with the Securities and Exchange Commission pursuant to the Exchange Act, the Company shall have the right to refuse to transfer any portion of this Warrant to any person who directly competes with the Company.

5.

5.5                               Notices.  All notices and other communications from the Company to the Bolder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.  All notices to the Holder shall be addressed as follows:

Comerica Bank
c/o Comerica Incorporated
Attn: Warrant Administrator
500 Woodward Avenue, 32” Floor, MC 3379
Detroit, MI 48226

All notices to the Company shall be addressed as follows:

SCANSCOUT, INC.
Attn: President
129 South Street, 3rd Floor
Boston, MA 02111

5.6                               Amendments.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7                               Attorney’s Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8                               Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

5.9                               Market Stand-Off Provision.  Holder agrees to be bound by the “Market Stand-Off” provision (the “Market Stand-Off Provision”) in section 2.11 of Investor Rights Agreement.  The Market Stand-Off Provision may not be amended, modified or waived without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification, or waiver affects the rights associated with all other shares of the same series and class as the of Shares granted pursuant to this Warrant.

[Balance of Page Intentionally Left Blank]

6.

5.10                        Confidentiality.  The Company hereby agrees to keep the terms and conditions of this Warrant confidential, Notwithstanding the foregoing confidentiality obligation, the Company may disclose information relating to this Warrant as required by law, rule, regulation, court order or other legal authority, provided that (i) the Company has given Holder at least ten (10) days’ notice of such required disclosure, and (ii) the Company only discloses information that is required, in the opinion of counsel reasonably satisfactory to Holder, to he disclosed.

SCANSCOUT, INC.

By:	/s/Waikit Lau

Name:	Waikit Lau

Title:	CEO

By:

Name:

Title:

[Signature page to Warrant to Purchase Stock]

APPENDIX 1

NOTICE OF EXERCISE

1.                                      The undersigned hereby elects to purchase ______________ shares of the ________________ stock of SCANSCOUT, INC. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2.                                      Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Comerica Bank
Attn: Warrant Administrator
500 Woodward Avenue, 32nd Floor, MC 3379
Detroit, MI 48226

3.                                      The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

COMERICA BANK or Assignee

(Signature)

(Name and Title)

(Date)

EXHIBIT A

Anti-Dilution Provisions

In the event of the issuance (a “Diluting Issuance”) by the Company, after the Issue Date of this Warrant, of securities at a price per share less than the Warrant Price (except for any issuances of Excluded Stock (as defined in the Company Certificate of Incorporation), then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with those provisions of the Company Certificate of Incorporation which apply to Diluting Issuances.

Under no circumstances shall the aggregate Warrant Price payable by the Holder upon exercise of the Warrant increase as a result of any adjustment arising from a Diluting Issuance.

EXHIBIT B

Registration Rights

The Shares (if common stock), or the common stock issuable upon conversion of the Shares, shall be deemed “registrable securities” or otherwise entitled to registration rights in accordance with the terms of Sections 2.2. 2.3 and 2.5 of the Amended and Restated Investor Rights Agreement dated April 24, 2007 (the “Investor Rights Agreement’) between the Company and its investor(s); with the following exceptions and clarifications:  (1) The Holder will have not have the right to demand registration, but can otherwise participate in any registration demanded by others; (2) the Holder will be subject to the same provisions regarding indemnification as contained in the Rights Agreement; and (3) the registration rights are freely assignable by the Holder of this Warrant in connection with a permitted transfer of this Warrant or the Shares.

The Company agrees that no amendments will be made to the Agreement which would have an adverse impact on Holder’s registration rights thereunder without the consent of Holder, unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification, or waiver affects the rights associated with all other outstanding other shares of the same class as the Shares to the extent necessary to give effect to grant of registration rights under Sections 2.2, 2.3 and 2.5 of the Investor Rights Agreement.  By acceptance of the Warrant to which this Exhibit B is attached, Holder shall be deemed to be a party to the Agreement solely for the purpose of the above-mentioned registration rights.